Exhibit 23.4

May 28, 2021

AiHuiShou International Co. Ltd.

Vistra (Cayman) Limited

P. O. Box 31119 Grand Pavilion

Hibiscus Way, 802 West Bay Road

Grand Cayman, KY1 – 1205

Cayman Islands

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of AiHuiShou International Co. Ltd. (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

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Sincerely yours,

/s/ WANG Jingbo
Name: WANG Jingbo

[Signature Page to Consent of Independent Director]